EXHIBIT 12
                              WACHOVIA CORPORATION
                       RATIO OF EARNINGS TO FIXED CHARGES


(A) Excluding interest on deposits                   2000         1999          1998            1997           1996
                                                 ------------  -----------   ------------   ------------   ------------
Earnings:
  Income before income taxes                      $1,275,530   $1,542,373     $1,303,781       $869,119     $1,100,308
  Less capitalized interest                             (812)        (160)          (593)          (167)             -
  Fixed charges                                    1,200,426      957,002        976,201        884,806        900,277
                                                 ------------  -----------   ------------   ------------   ------------
    Earnings as adjusted                          $2,475,144   $2,499,215     $2,279,389     $1,753,758     $2,000,585
                                                 ============  ===========   ============   ============   ============
Fixed charges:
  Interest on purchased and other
   short term borrowed funds                        $559,336     $457,161       $563,846       $478,162       $482,236
  Interest on long-term debt                         614,134      474,378        390,662        387,107        399,796
  Portion of rents representative of the
   interest factor (1/3) of rental expense            26,956       25,463         21,693         19,537         18,245
                                                 ------------  -----------   ------------   ------------   ------------
    Fixed charges                                 $1,200,426     $957,002       $976,201       $884,806       $900,277
                                                 ============  ===========   ============   ============   ============

Ratio of earnings to fixed charges                      2.06 X       2.61 X         2.33 X         1.98 X         2.22 X

(B) Including interest on deposits:
  Adjusted earnings from (A) above                $2,475,144   $2,499,215     $2,279,389     $1,753,758     $2,000,585
  Add interest on deposits                         1,656,163    1,265,195      1,359,705      1,303,549      1,203,739
                                                 ------------  -----------   ------------   ------------   ------------
Earnings as adjusted                              $4,131,307   $3,764,410     $3,639,094     $3,057,307     $3,204,324
                                                 ============  ===========   ============   ============   ============
Fixed charges:
  Fixed charges from (A) above                    $1,200,426     $957,002       $976,201       $884,806       $900,277
  Interest on deposits                             1,656,163    1,265,195      1,359,705      1,303,549      1,203,739
                                                 ------------  -----------   ------------   ------------   ------------
Adjusted fixed charges                            $2,856,589   $2,222,197     $2,335,906     $2,188,355     $2,104,016
                                                 ============  ===========   ============   ============   ============

Adjusted earnings to adjusted fixed                     1.45 X       1.69 X         1.56 X         1.40 X         1.52 X
 charges